UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2006
Motorcar Parts of America, Inc.
(Exact name of registrant as specified in its charter)

New York	0-23538	11-2153962

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 California Street, Torrance CA		90503

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (310) 212-7910
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     (a) During the course of the preparation and review of the interim financial statements of Motorcar Parts of America, Inc. (the “Company”) for the three and six months ended September 30, 2006, an error in certain of the Company’s accounts was identified. In summary, the Company made a journal entry at the end of each month to recognize the gross profit impact associated with cores (an integral component of the remanufacturing process) in transit to the Company from its customers. The Company should not have made this entry. As a result, in certain prior periods, cost of goods sold was overstated and gross profit, operating income and net income were understated. In other periods, cost of goods sold was understated and gross profit, operating income and net income were overstated.
     This error impacts each of the Company’s financial statements previously issued during the past five fiscal years and for the fiscal quarters contained within each of these fiscal years. While an analysis of the impact of this error is being completed, the Company believes this error resulted in a cumulative overstatement of cost of goods sold and a cumulative understatement of current assets, measured before taxes, of approximately $1,200,000 as of June 30, 2006. The Company is in the process of determining the impact of this error on the historical financial statements for prior periods included in on its Forms 10-K and 10-Q.
     On November 12, 2006, the Company’s chief executive officer and chief financial officer concluded that the financial statements impacted by this error should no longer be relied upon. Management has discussed the issue with the Audit Committee and the Audit Committee concurs with Management’s conclusion. Management and the Audit Committee have also discussed the matter with the independent public accountants. The Company intends to file amendments to its Forms 10-K and 10-Q, as required.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORCAR PARTS OF AMERICA, INC.
Date: November 16, 2006	/s/ Mervyn McCulloch
Mervyn McCulloch
Chief Financial Officer